Exhibit 99.1

Windstream Announces Completion of Its Tender Offer and Consent Solicitation for 8.875% Senior Secured Notes Due 2017 Issued by PAETEC Holding Corp.

LITTLE ROCK, Ark., February 6, 2013— Windstream Corp. (Nasdaq:WIN) (the “Company”) announced today the final settlement of its previously announced tender offer and solicitation of consents for any and all of the outstanding 8.875% Senior Secured Notes due 2017 (the “Notes”) issued by PAETEC Holding Corp. (“PAETEC”), a wholly-owned subsidiary of the Company. The tender offer expired at midnight, New York City time, on February 5, 2013 (the “Expiration Date”). The Company has been advised by the information agent that as of the Expiration Date, a total of approximately $588.5 million aggregate principal amount of the outstanding Notes (representing approximately 90.5% of the $650.0 million aggregate principal amount of Notes outstanding prior to the commencement of the tender offer and consent solicitation) had been tendered, including the approximately $583.3 million aggregate principal amount of Notes previously accepted by the Company on January 23, 2013.

The Company previously announced the completion of its solicitation of consents for certain proposed amendments (the “Proposed Amendments”) to eliminate or modify certain restrictive covenants and other provisions contained in the indenture governing the Notes (the “Indenture”) and to release all of the collateral securing obligations under the Notes. As previously announced, the Company received the requisite consents to the Proposed Amendments, including the release of the collateral, and, as a result, entered into a supplemental indenture, dated as of January 23, 2013, to effect such Proposed Amendments.

Holders of Notes who properly tendered after 5:00 p.m., New York City time, on January 22, 2013 and at or prior to the Expiration Date received $1,050.17 per $1,000 in principal amount of Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, the final settlement date, which occurred today. Following the completion of the tender offer, approximately $61.5 million aggregate principal amount of Notes remain outstanding.

PAETEC has called for redemption all of the Notes that remain outstanding following consummation of the tender offer and consent solicitation at a price equal to 100% of the principal amount thereof plus an “applicable premium” in accordance with the terms of the Indenture, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption of the approximately $61.5 million aggregate principal amount of Notes that remain outstanding is expected to occur on February 25, 2013.

Wells Fargo Securities, LLC acted as sole dealer manager and solicitation agent for the tender offer and the consent solicitation. The Tender Agent and Information Agent was D.F. King & Co., Inc.

This press release does not constitute a notice of redemption under the optional redemption provisions of the Indenture, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. The tender offer and consent solicitation was made only by means of the Company’s Offer to Purchase and Consent Solicitation Statement, dated January 8, 2013, and the related letter of transmittal. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About Windstream

Windstream Corp. (Nasdaq:WIN) is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. Windstream has more than $6 billion in annual revenues and is listed on the S&P 500 index.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements, including with respect to Windstream’s ability to complete the redemption described in this press release, are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.

Investor Relations Contact:

Mary Michaels, 501-748-7578

mary.michaels@windstream.com

Media Relations Contact:

David Avery, 501-748-5876

david.avery@windstream.com